Exhibit 99.1

NorthWestern Corporation
d/b/a NorthWestern Energy
125 S. Dakota Ave.
Sioux Falls, SD 57104
www.northwesternenergy.com

News Release	NASDAQ: NWEC
FOR IMMEDIATE RELEASE

Media/Investor Relations Contact:

Roger Schrum

605-978-2848

roger.schrum@northwestern.com

NORTHWESTERN REPORTS 2005 FIRST QUARTER FINANCIAL RESULTS

2005 NET INCOME OF $18.9 MILLION IS 11.4 PERCENT HIGHER THAN 2004

2005 EARNINGS GUIDANCE REAFFIRMED BETWEEN $1.30-$1.45 PER SHARE

SIOUX FALLS, S.D. – May 2, 2005 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ: NWEC) today reported financial results for the three months ended March 31, 2005, and reaffirmed earnings guidance for 2005.

Consolidated Financial Results

NorthWestern reported consolidated net income in the first quarter of 2005 of $18.9 million, or 53 cents per share, compared with net income of $17.0 million in the first quarter of 2004. The 11.4 percent improvement in net income was primarily due to higher margins, including a $4.9 million pretax gain resulting from a Montana qualified facility (QF) electric supply contract amendment and decreased operating and interest expenses. Income from continuing operations was $18.4 million in the first quarter of 2005, compared with $12.1 million in the same period in 2004.

Consolidated revenues for the first quarter of 2005 were $335.1 million, an increase of 9.6 percent, compared with consolidated revenues of $305.6 million reported in the same period in 2004.  Revenues from the Company’s regulated utility business increased during the first quarter of 2005 primarily due to higher supply costs of $27.8 million, including $18.2 million from regulated natural gas operations and $9.6 million from regulated electric operations. In addition, regulated electric transmission and distribution revenues increased $3.3 million during the first quarter of 2005 as a result of a 3.2 percent increase in retail sales volumes. The Company’s unregulated natural gas segment revenues increased $9.6 million during the first quarter of 2005 as a result of an increase in both volumes and supply cost, and unregulated electric revenues increased $6.7 million due primarily to higher market prices. The increase in revenues was primarily offset by $15.2 million in higher intersegment eliminations due to increased sales by the Company’s unregulated segments to the regulated segments.

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Consolidated gross margin for the first quarter of 2005 was $144.7 million, up 9.0 percent from gross margin of $132.7 million in the same period in 2004. Margin in the Company’s regulated electric segment increased $7.6 million primarily due to a $4.9 million gain related to the amendment of a QF contract. This amendment reduces the Company’s capacity and energy rates over the term of the contract (through 2028), therefore reducing the Company’s overall QF liability based on the new rates. In addition, the Company’s unregulated electric segment margin increased $5.0 million primarily due to a renegotiated power purchase agreement with a wholesale customer in February 2004.

Results from Regulated Utility Operations

NorthWestern’s regulated electric utility operations reported total revenues of $154.4 million in the first quarter of 2005, compared with revenues of $143.0 million in same period in 2004. The increase in regulated electric revenues during the first quarter of 2005 was due to a $12.9 million, or 10.1 percent, increase in electric rate schedule revenue. This increase consisted of $9.6 million related to increased supply costs and $3.3 million related to increased transmission and distribution revenues due to higher volumes.

Regulated electric gross margin in the first quarter of 2005 was $84.3 million, compared with $76.7 million in same period in 2004. Gross margin in the first quarter of 2005 increased $7.6 million, or 9.9 percent, over the first quarter of 2004. This increase was primarily due to an approximate decrease of $6.0 million in out-of-market costs associated with QF contracts which consisted of a $4.9 million gain that was recognized in the first quarter of 2005 due to the QF contract amendment and $1.1 million of additional expense in the first quarter of 2004 that was recognized as actual QF output exceeded estimates.

Regulated electric volumes increased 1.8 percent in the first quarter of 2005 due primarily to a 3.2 percent increase in retail transmission and distribution volumes. Regulated retail electric volumes in the first quarter of 2005 totaled 2,448,675 megawatt hours, compared with 2,373,630 megawatt hours in the same period in 2004. Regulated wholesale electric volumes in the first quarter of 2005 were 70,553 megawatt hours, compared with 101,393 megawatt hours in the same period in 2004. Regulated wholesale electric volumes decreased during the first quarter of 2005 due to decreased volumes sold in the secondary market resulting from lower generation plant availability.

Regulated natural gas revenues were $138.6 million in the first quarter of 2005, compared with $121.2 million in the same period in 2004. The $17.4 million revenue increase in the first quarter of 2005 was due primarily to a $14.5 million increase in gas supply revenues and a $3.7 million increase in revenue from sales for resale offset by a slight decrease in transportation, distribution and storage revenues. The increase in gas supply revenues in the first quarter of 2005 consisted of a $16.4 million increase in gas supply costs partially offset by $1.9 million decrease in volumes.

Regulated natural gas gross margin was $40.2 million in the first quarter of 2005, which remained flat with the first quarter of 2004.

Regulated retail natural gas volumes were 12,937,514 MMbtu (million British Thermal Units) during the first quarter of 2005, compared with 13,214,227 MMbtu or a 2.1 percent decline from the same period in 2004. The decline in volumes in the first quarter of 2005 was due primarily to warmer than normal historic weather in all regulated markets.

Results from Unregulated Energy Operations

Unregulated electric revenues were $24.4 million in the first quarter of 2005, compared with $17.7 million in the same period in 2004. Revenues increased $6.7 million, or 37.9 percent, in the first quarter of 2005 due primarily to higher market prices.

Unregulated electric gross margin was $18.0 million in the first quarter of 2005, compared with $13.0 million in the same period in 2004. Gross margin increased $5.0 million, or 38.5 percent, in the first quarter of 2005 due primarily to higher market prices, partially offset by a $2.4 million increase in supply costs.

Unregulated electric volumes were 510,745 megawatt hours in the first quarter of 2005, compared with 454,264 megawatt hours in the same period in 2004.

Unregulated natural gas revenues were $50.3 million in the first quarter of 2005, compared with $40.7 million in the same quarter in 2004. The $9.6 million revenue increase in the first quarter of 2005 was due primarily to $4.6 million from an increase in volumes and $5.2 million from an increase in average price.

Unregulated natural gas gross margin was $2.5 million in the first quarter of 2005, compared with $3.1 million in the same quarter in 2004. The $0.6 million decrease in gross margin in the first quarter of 2005 was primarily due to losses recorded on out-of-market fixed-price sales contracts which were not fully hedged until March 2005.

Unregulated wholesale natural gas volumes totaled 7,012,125 MMbtu in the first quarter of 2005, compared with 6,353,169 MMbtu during the same period in 2004. The 10.4 percent increase in volumes in the first quarter of 2005 was due primarily to an increase in volumes sold to ethanol facilities in South Dakota.

Liquidity and Capital Resources

As of March 31, 2005, cash and cash equivalents were $77.3 million, compared with $17.1 million at Dec. 31, 2004, and $96.1 million as of March 31, 2004. Cash provided by continuing operations totaled $94.0 million during the first quarter of 2005, compared with cash provided by continuing operations of $98.0 million in the same period in 2004.

During the first quarter of 2005, NorthWestern used existing cash to fund $13.4 million in capital improvements, repay $12.0 million of debt and pay dividends on common stock of $7.8 million. On April 22, 2005, the Company used cash on hand to make an early principal payment of $25 million on its Senior Secured Term Loan B, reducing the seven-year term loan amount to approximately $74.8 million. Currently, the Company’s total outstanding debt excluding capital leases is approximately $795 million, and the Company’s debt to capitalization is approximately 52 percent.

In addition to available cash, NorthWestern has a $125 million, five-year revolving credit facility on which it has made no cash draws. Approximately $21.7 million in letters of credit are posted against the facility.

2005 Earnings Guidance Reaffirmed

NorthWestern has reaffirmed its estimates that 2005 basic earnings will be in the range of $1.30 to $1.45 per share from continuing operations. The guidance assumes normal weather in the Company’s electric and natural gas service areas and excludes any potential impact from unforeseen bankruptcy-related expenses and gains or losses from previously announced asset sales.

President Hanson and CFO Bird Speaking at AGA Financial Forum

NorthWestern President Michael J. Hanson and Chief Financial Officer Brian B. Bird will speak at the American Gas Association Financial Forum in New Orleans today (Monday, May 2, 2005) at 3:55 p.m. Central time to review the Company’s financial and operational highlights for the first quarter of 2005.

A live webcast of the Company’s presentation at the AGA Financial Forum will be broadcast on the Internet on NorthWestern’s Web site at http://www.northwesternenergy.com under the

“Investor Information” heading. To listen to the live presentation, please go to the site at least 10 minutes in advance of the presentation to register. An archived webcast also will be available shortly after the presentation and will be available for 30 days.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 617,000 customers in Montana, South Dakota and Nebraska.  More information on NorthWestern Energy is available on the Company’s Web site at www.northwesternenergy.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

On one or more occasions, we may make statements in this press release regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. All statements other than statements of historical facts, included or incorporated by reference herein relating to management’s current expectations of future financial performance, continued growth, changes in economic conditions or capital markets and changes in customer usage patterns and preferences are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our projections will be achieved. Factors that may cause such differences include but are not limited to:

Factors Relating to Our Bankruptcy

•       our ability to obtain and maintain normal terms with vendors and service providers;

•       the potential adverse impact of the Chapter 11 case on our liquidity or results of operations, including our ability to mitigate unsecured claims with respect to the Class 9 reserve such that the allowed claims do not exceed the reserve;

•       the potential adverse impact of the Netexit Chapter 11 case on our liquidity;

•       our ability to avoid or mitigate an adverse ruling as to Magten Asset Management Corporation’s appeal of the order confirming our plan of reorganization and its appeal of the order approving the memorandum of understanding to settle our securities class action litigation;

•       our ability to avoid or mitigate an adverse judgment against us in that certain lawsuit seeking to recover assets or damages on behalf of Clark Fork and Blackfoot, LLC, one of our subsidiaries which we refer to as CFB, filed by Magten Asset Management Corporation and Law Debenture Trust Company of New York, which we refer to as the QUIPs Litigation;

•       our ability to avoid or mitigate an adverse judgment against us in that pending litigation styled as McGreevey et al v. The Montana Power Company, the shareholder class action lawsuit relating to the disposition of the generating and energy related assets by the entity formerly known as The Montana Power Company, excluding our acquisition of the electric and natural gas transmission and distribution business formerly held by The Montana Power Company, which has been settled pending approval by our Bankruptcy Court, the bankruptcy court in the Touch America Holdings, Inc. proceedings, and the U.S. District Court in Montana where the litigation is pending, together with ERISA litigation regarding The Montana Power Company Employee Stock Ownership Plan and 401(k) plan;

•       our ability to avoid or mitigate an adverse judgment against us in the In Re NorthWestern Derivative Litigation relating to the restatement of the Predecessor Company’s 2002 quarterly financial statements and other accounting and financial reporting matters, which has been settled pending final approval of the settlement by the U.S. District Court in South Dakota where the litigation is pending;

•       our ability to avoid or mitigate an adverse judgment against us in pending other shareholder and derivative litigation or any additional litigation and regulatory action, including the formal investigation initiated by the Securities and Exchange Commission (SEC), in connection with the restatement of the Predecessor Company’s 2002 quarterly financial statements and other accounting and financial reporting matters, any of which could have a material adverse effect on our liquidity, results of operations and financial condition;

General Factors

•       unscheduled generation outages, maintenance or repairs which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;

•       unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

•       adverse changes in general economic and competitive conditions in our service territories;

•       potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse affect on our liquidity, results of operations and financial condition; and

•       increases in interest rates, which will increase our cost of borrowing.

•       our ability to improve and maintain an effective internal control structure.

We have attempted to identify, in context, certain of the factors that we believe may cause actual future experience and results to differ materially from our current expectation regarding the relevant matter or subject area. In addition to the items specifically discussed above, our business and results of operations are subject to the uncertainties described under the caption “Risk Factors” which is a part of the disclosure included in Item 2 of our Quarterly Report on Form 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

From time to time, oral or written forward-looking statements are also included in our reports on Forms 10-K, 10-Q and 8-K, Proxy Statements on Schedule 14A, press releases and other materials released to the public. Although we believe that at the time made, the expectations reflected in all of these forward-looking statements are and will be reasonable, any or all of the forward-looking statements in this press release and our reports on Form 10-K, Form 10-Q and 8-K, our Proxy Statements on Schedule 14A and any other public statements that are made by us may prove to be incorrect. This may occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Many factors discussed in this press release, certain of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this press release or other public communications that we might make as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in our subsequent annual and periodic reports filed with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

Unless the context requires otherwise, references to “we,” “us,” “our,” “NorthWestern Corporation,” “NorthWestern Energy” and “NorthWestern” refer specifically to NorthWestern Corporation and its subsidiaries.

Special Note on Fresh-Start Reporting: Between Sept. 14, 2003 and Nov. 1, 2004, the “Predecessor Company” operated as a debtor-in-possession under the supervision of the Bankruptcy Court. Our financial statements for reporting periods within that timeframe were prepared in accordance with the provisions of Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. In accordance with SOP 90-7, we applied the principles of fresh-start reporting as of the close of business on Oct. 31, 2004. “Successor Company” refers to us after emergence from bankruptcy.

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NORTHWESTERN CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	Successor Company
	Mar. 31, 2005	Dec. 31, 2004
ASSETS
Current Assets	$371,832	$347,678
Property, Plant and Equipment, Net	1,378,468	1,379,060
Goodwill	435,076	435,076
Regulatory Assets	218,964	224,192
Other Noncurrent Assets	29,426	27,510
Total assets	$2,433,766	$2,413,516

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$337,926	$328,068
Long-term Debt	757,354	763,566
Noncurrent Regulatory Liabilities	164,425	160,750
Other Noncurrent Liabilities	453,496	451,797
Total liabilities	1,713,201	1,704,181

Total shareholders’ equity	720,565	709,335
Total liabilities and shareholders’ equity	$2,433,766	$2,413,516

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands, except per share amounts)

	Successor Company	Predecessor Company
	Three Months Ended
	March 31, 2005	March 31, 2004

Operating Revenues	$335,093	$305,627
Cost of Sales	190,381	172,918
Gross Margin	144,712	132,709

Operating Expenses
Operating, general and administrative	56,655	56,805
Property and other taxes	18,205	17,903
Depreciation	18,690	18,176
Reorganization Items	3,363	6,830
Total Operating Expenses	96,913	99,714

Operating Income	47,799	32,995

Interest Expense	(16,342)	(21,775)
Investment Income and Other	607	701
Income from Continuing Operations Before Income Taxes	32,064	11,921
(Provision) Benefit for Income Taxes	(13,670)	138
Income from Continuing Operations	18,394	12,059
Discontinued Operations, Net of Taxes	524	4,922
Net Income	$18,918	$16,981

Average Common Shares Outstanding	35,611

Basic Earnings per Average Common Share
Continuing operations	$0.52
Discontinued operations	0.01
Basic	$0.53

Diluted Earnings per Average Common Share
Continuing operations	$0.52
Discontinued operations	0.01
Diluted	$0.53

Dividends Declared per Average Common Share	$0.22

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Successor Company	Predecessor Company
	Three Month Period Ended March 31,
	2005	2004

Operating Activities
Net Income	$18,918	$16,981
Noncash Items	27,475	15,393
Changes in operating assets and liabilities	47,571	65,609
Cash Flows Provided by Continuing Operations	93,964	97,983
Change in net assets of discontinued operations	(8)	(2)
Cash Flows Provided by Operating Activities	93,956	97,981

Cash Flows Used in Investing Activities	(13,395)	(12,899)

Cash Flows Used in Financing Activities	(20,305)	(4,215)

Increase in Cash and Cash Equivalents	60,256	80,867
Cash and Cash Equivalents, beginning of period	17,058	15,183
Cash and Cash Equivalents, end of period	$77,314	$96,050

NORTHWESTERN CORPORATION

REGULATED UTILITY SEGMENTS

(Unaudited)

(in millions)

REGULATED ELECTRIC UTILITY SEGMENT

	Three Months Ended March 31
	2005	2004	Change	Change %

Electric supply revenue	$69.8	$60.2	$9.6	15.9%
Transmission and distribution revenue	70.9	67.6	3.3	4.9%
Rate schedule revenue	140.7	127.8	12.9	10.1%
Transmission	9.2	10.4	(1.2)	(11.5)%
Wholesale	2.6	3.0	(0.4)	(13.3)%
Miscellaneous	1.9	1.8	0.1	5.6%
Total Revenues	154.4	143.0	11.4	8.0%

Supply costs	65.5	62.4	3.1	5.0%
Other cost of sales	4.6	3.9	0.7	17.9%
Total Cost of Sales	70.1	66.3	3.8	5.7%

Gross Margin	$84.3	$76.7	$7.6	9.9%
% Gross Margin/Revenue	54.6%	53.6%

REGULATED NATURAL GAS UTILITY SEGMENT

	Three Months Ended March 31
	2005	2004	Change	Change %

Gas supply revenue	$87.2	$72.7	$14.5	19.9%
Transmission, distribution and storage revenue	35.8	36.3	(0.5)	(1.4)%
Rate schedule revenue	123.0	109.0	14.0	12.8%
Sales for resale	10.1	6.4	3.7	57.8%
Transportation	4.3	4.3	—	.0%
Miscellaneous	1.2	1.5	(0.3)	(20.0)%
Total Revenues	138.6	121.2	17.4	14.4%

Supply costs	87.2	73.8	13.4	18.2%
Sales for resale costs	10.1	6.4	3.7	57.8%
Other cost of sales	1.1	0.8	0.3	37.5%
Total Cost of Sales	98.4	81.0	17.4	21.5%

Gross Margin	$40.2	$40.2	$—	$—
% Gross Margin/Revenue	29.0%	33.2%

NORTHWESTERN CORPORATION

UNREGULATED SEGMENTS

(Unaudited)

(in millions)

UNREGULATED ELECTRIC SEGMENT

	Three Months Ended March 31
	2005	2004	Change	Change %

Total Revenues	$24.4	$17.7	$6.7	37.9%

Supply costs	5.7	3.3	2.4	72.7%
Wheeling costs	0.7	1.4	(0.7)	(50.0)%
Total Cost of Sales	6.4	4.7	1.7	36.2%

Gross Margin	$18.0	$13.0	$5.0	38.5%
% Gross Margin/Revenue	73.8%	73.4%

UNREGULATED NATURAL GAS SEGMENT

	Three Months Ended March 31
	2005	2004	Change	Change %

Total Revenues	$50.3	$40.7	$9.6	23.6%

Supply Costs	47.8	37.6	$10.2	27.1%

Gross Margin	$2.5	$3.1	$(0.6)	(19.4)%
% Gross Margin/Revenue	5.0%	7.6%